FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC.

INGRID ZHANG TO JOIN METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio, USA – November 7, 2022 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Ingrid Zhang has been appointed to its Board of Directors, effective February 1, 2023. The Company also announced that Wah-Hui Chu will retire from the Board effective May 2023, as he will reach the mandatory retirement age under the Company’s Director Retirement Policy.

Ms. Zhang is currently the President of China, Innovative Medicines at Novartis. Prior to this role, she was President Novartis Pharmaceuticals China from 2017 to 2022, and held several other leadership positions with increasing responsibilities at Novartis since 2011. Prior to Novartis, Ms. Zhang held various senior management roles with AstraZeneca, Pfizer, and McKinsey & Company.

Robert F. Spoerry, Chair of the Board, stated, “Ingrid is a very accomplished business leader, and brings extensive knowledge from serving customers in the pharmaceutical industry, an important market for METTLER TOLEDO. Ingrid’s experience in developing effective strategies to navigate the dynamic Chinese market will provide valuable insights. We welcome Ingrid and look forward to her contributions as we continue to add new and diverse perspectives to our Board.”

Mr. Spoerry added, “I would like to sincerely thank Wah for his many contributions to the Company over the last 16 years. His deep experience in China and his commitment to METTLER TOLEDO was highly beneficial over his long tenure.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.